Exhibit 10.1
AMENDMENT NO. 6 to the
MATTEL, INC.
DEFERRED COMPENSATION AND PIP EXCESS PLAN (POST-2004)

WHEREAS, Mattel, Inc. (“Mattel”) maintains the Mattel, Inc. Deferred Compensation and PIP Excess Plan (Post-2004), as it may be amended (the “Plan”), for the benefit of eligible management employees of Mattel and its subsidiaries;
WHEREAS, pursuant to Section 9.10(a) of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors of Mattel has the right to amend the Plan in whole or in part from time to time, provided that no such action shall cancel or reduce the amount of a participant’s previously accrued vested benefits;
WHEREAS, the Committee desires to amend the Plan to modernize and simplify Plan administration, and align the Plan with broad market practice.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows, effective January 1, 2026:

1. Section 1.2 (“Definitions”) is amended by adding new subsections (rr) and (ss), and all subsequent subsections and all cross-references thereto shall be adjusted accordingly:

(rr) “Post-2025 Benefits” shall mean deferrals of Post-2025 Compensation, Company Contributions attributable to Post-2025 Compensation, and any earnings attributable thereto.
(ss) “Post-2025 Compensation” shall mean Base Salary for services performed on and after January 1, 2026, and any Short-Term Incentive Bonus, Long-Term Incentive Bonus or Discretionary Payment with respect to which the relevant performance period commences on or after January 1, 2026.

2. Section 3.2 (“Company Automatic Contributions”) is amended by replacing “the last day of the preceding month” with “the last day of the applicable payroll period to which the Base Salary relates,” and by making a corresponding modification to the table set forth in such Section.

3. Section 7.1(a) (“Distribution at Severance other than on Account of Retirement”) is amended by deleting the last sentence in its entirety and replacing it with the following sentence:

This subsection (a) shall not apply to Post-2025 Benefits.

4. Section 7.1(b) (“Distribution at Retirement”) is amended by deleting the last sentence in its entirety and replacing it with the following sentence:

This subsection (b) shall not apply to Post-2025 Benefits.

5. A new Section 7.1(c) is added to read as follows, and all subsequent subsections in Section 7.1 and all cross-references thereto are re-lettered accordingly:

(c) Distribution of Post-2025 Benefits. With respect to elections to commence distributions of Post-2025 Benefits upon a Severance (regardless of whether such Severance constitutes a Retirement), a Participant shall elect to receive his or her Distributable Amount (determined on a Plan Year basis) in (i) two to fifteen annual installments as specified by the Committee in a Deferral Election Form, provided that in no event shall any installment payment remain payable after the fifteenth Plan Year following the Plan Year in which the Participant’s Severance occurs, or (ii) a lump sum. Except as provided in Section 3.4, all amounts deferred for any Plan Year that are payable upon a Participant’s Severance must be payable upon the same distribution schedule (for this purpose, Short-Term Incentive Bonus amounts shall be deemed deferred during the Plan Year to which the actual performance relates, Long-Term Incentive Bonus amounts shall be deemed to have been deferred in the first Plan Year of the applicable performance period, and all other Compensation (and related Company Contributions) shall be deemed deferred during the Plan Year such Compensation otherwise would have been paid to the Participant). Payment shall be made or commence, as applicable, on or as soon as administratively practicable following the Payment Date. If no distribution election is made, the distribution shall be in the form of a lump sum.

6. Section 7.1(d) (“Distribution upon Disability”) (Section 7.1(c) prior to this Amendment) is amended by adding the following sentence at the end of the existing text:

Notwithstanding the foregoing, Post-2025 Benefits shall be paid in the form of a lump sum in the event of a Participant’s Disability, and the Participant shall not be permitted to elect any other form of payment with respect to such benefits.

7. Section 7.1(e) (“Distribution upon Death”) (Section 7.1(d) prior to this Amendment) is amended by adding the following sentence at the end of the existing text:

Notwithstanding the foregoing, Post-2025 Benefits shall be paid in the form of a lump sum in the event of a Participant’s death, and the Participant shall not be permitted to elect any other form of payment with respect to such benefits.

8. Section 7.1 (“Distribution of Accounts”) is amended by adding the following as a new subsection (g):

(g) Notwithstanding any Plan provision to the contrary, in the case of a distribution described in subsection (a), (b), (c), (d) or (e), if the Distributable Amount (taking into account all Plan Years) does not exceed the dollar limit set forth in Internal Revenue Code section 402(g) for the year in which the distributions are scheduled to begin, the entire Distributable Amount shall be paid in the form of a lump sum.

9. Section 7.4(a) (“Changes to Distribution Elections”) is amended to read in its entirety as follows:

(a) Changes to Distribution Elections. A Participant may make an election to postpone the Payment Date of any distribution hereunder on account of a Participant's Retirement (or Severance, in the case of Post-2025 Benefits) by giving the Committee notice, in a form and in the manner provided by the Committee, provided that (i) a Participant may make only one election to postpone the Payment Date(s) set forth in such Participant's initial Deferral Election Form for each Plan Year, (ii) any such election to postpone must be made prior to the date upon which a Participant's Accounts become distributable pursuant to Section 7.1(b), (iii) any such election to postpone shall take effect only on the first anniversary of such election, (iv) any such election must postpone the date of distribution by at least five years (except that it may provide for earlier payment upon death or Disability or in the event of a Hardship), and (v) in no event shall any amount remain payable under the Plan following the last date upon which the Participant must receive installment payments pursuant to Section 7.1(b).

10. Section 7.4(d) (“Calculating Installments”) is amended to read in its entirety as follows:

(d) Calculating Installments. The Distributable Amount or Withdrawal Amount of the Participant's Accounts shall be valued as of the close of business on the last business day of the month immediately preceding the month in which installment payments commence. The installment payments made under the Plan shall be determined in accordance with the annual fractional payment method, calculated by multiplying the balance as determined above by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects five annual installments, the first payment shall be 1/5 of the balance of such Participant's Accounts calculated as described above. The following year, the payment shall be 1/4 of the balance of such Participant's Accounts, calculated as described above.

11. Except as expressly or by necessary implication amended hereby, all terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Mattel has caused this Amendment No. 6 to be executed, effective as of the date specified herein.

MATTEL, INC.

By: _________________________________________
Karen Ancira
Executive Vice President and Chief People Officer

Dated: _________________________________________